As filed with the Securities and Exchange Commission on November 13, 2012.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PETROQUEST ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	72-1440714 (I.R.S. Employer Identification No.)
400 E. Kaliste Saloom Road, Suite 6000 Lafayette, Louisiana 70508 (Address of Principal Executive Offices) (Zip Code)
PETROQUEST ENERGY, INC.
2012 EMPLOYEE STOCK PURCHASE PLAN
(Full Title of the plan)

Name, Address and Telephone
Number of Agent for Service:
Daniel G. Fournerat
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary
PetroQuest Energy, Inc.
400 E. Kaliste Saloom Road, Suite 6000
Lafayette, Louisiana 70508
(337) 232-7028
Copy of Communications to: Robert G. Reedy E. James Cowen Porter Hedges LLP 100 Main Street, 36th Floor Houston, Texas 77002-6336 (713) 226-6674
______

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):
Large accelerated filer ☐                            Accelerated filer ☒
Non-accelerated filer ☐ (Do not check if a smaller reporting company)            Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE
Title of Securities to be Registered (1)	Amount to be Registered(1)	Proposed Maximum Offering Price per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, par value $.001 per share	6,000,000	$5.35	$32,100,000	$4,379

(1)
Pursuant to Rule 416(a), also registered hereunder is an indeterminate number of shares of common stock issuable as a result of the anti-dilution provisions of the PetroQuest Energy, Inc. 2012 Employee Stock Purchase Plan.

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(2)	Pursuant to Rule 457(c), the registration fee is calculated on the basis of the average of the high and low sale prices for the common stock on the New York Stock Exchange on November 8, 2012, $5.35.

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PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
PetroQuest Energy, Inc., or the Company, prepared this Registration Statement in accordance with the requirements of Form S-8 under the Securities Act of 1933, as amended, or the Securities Act, to register an aggregate of 6,000,000 shares of the Company’s common stock that may be issued pursuant to the PetroQuest Energy, Inc. 2012 Employee Stock Purchase Plan, or the Plan. The documents containing the information specified in Part I of this Registration Statement will be sent or given to participants in the Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. Such documents need not be filed with the Securities and Exchange Commission, or the Commission, either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirement of Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents, which have previously been filed by the Company with the Commission under the Securities Exchange Act of 1934, as amended, or the Exchange Act, are incorporated herein by reference:

•
The Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2011, filed with the Commission on March 5, 2012 (File No. 001-32681), including the portions of the Company’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 28, 2012, incorporated by reference therein (File No. 001-32681);

•
The Company’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2012, June 30, 2012 and September 30, 2012, filed with the Commission on May 9, 2012, August 7, 2012 and November 9, 2012, respectively (File No. 001-32681);

•	A description of the Company’s capital stock contained in the Company’s Form 8-A filed with the Commission on November 18, 2005 (File No. 001-32681); and

•
The Company’s Current Reports on Form 8-K, filed with the Commission on January 10, 2012, March 30, 2012, May 10, 2012, May 14, 2012 and October 2, 2012 (File No. 001-32681) (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of any such Current Report on Form 8-K).

In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (excluding any information furnished pursuant to Item 2.02 or Item 7.01 on any Current Report on Form 8-K) prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, as the case may be, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
Not applicable.
Item 5. Interests of Named Experts and Counsel.
Not applicable.
Item 6. Indemnification of Officers and Directors.

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Section 145 of the General Corporation Law of the State of Delaware, commonly referred to as the DGCL, permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action.
In an action brought to obtain a judgment in the corporation’s favor, whether by the corporation itself or derivatively by a stockholder, the corporation may only indemnify for expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense or settlement of such action, and the corporation may not indemnify for amounts paid in satisfaction of a judgment or in settlement of the claim. In any such action, no indemnification may be paid in respect of any claim, issue or matter as to which such person shall have been adjudged liable to the corporation except as otherwise approved by the Delaware Court of Chancery or the court in which the claim was brought. In any other type of proceeding, the indemnification may extend to judgments, fines and amounts paid in settlement, actually and reasonably incurred in connection with such other proceeding, as well as to expenses (including attorneys’ fees).
The statute does not permit indemnification unless the person seeking indemnification has acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, in the case of criminal actions or proceedings, the person had no reasonable cause to believe his conduct was unlawful. There are additional limitations applicable to criminal actions and to actions brought by or in the name of the corporation. The determination as to whether a person seeking indemnification has met the required standard of conduct is to be made (i) by a majority vote of a quorum of disinterested members of the board of directors, (ii) by independent legal counsel in a written opinion, if such a quorum does not exist or if the disinterested directors so direct, or (iii) by the stockholders.
As permitted by the DGCL, the Company’s bylaws provide that the Company will indemnify its directors, officers, employees and agents against certain liabilities that they may incur in their capacities as directors, officers, employees and agents. Furthermore, the Company’s certificate of incorporation, indemnifies its directors, officers, employees, and agents to the maximum extent permitted by the DGCL. The Company has also entered into indemnification agreements with its officers and directors providing for indemnification to the maximum extent permitted under the DGCL. The Company has director and officer liability insurance policies that provide coverage of up to $40 million.
Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
See Index to Exhibits, attached hereto, which Index to Exhibits is hereby incorporated into this Item 8.
Item 9. Undertakings.
(a) The Company hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

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(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lafayette, State of Louisiana, on this 13th day of November, 2012.

PETROQUEST ENERGY, INC.

By:    /s/ Charles T. Goodson
Charles T. Goodson,
Chairman of the Board, Chief Executive Officer, President and Director

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Charles T. Goodson, J. Bond Clement and Daniel G. Fournerat, and each of them, either of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post-effective amendments and supplements to this registration statement, and to file the same, or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto such attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of either of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the date indicated.

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Signature	Title	Date

/s/ Charles T. Goodson	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	November 13, 2012
Charles T. Goodson

/s/ J. Bond Clement	Executive Vice President, Chief Financial Officer and Treasurer (Principal Financial and Accounting Officer)	November 13, 2012
J. Bond Clement

/s/ Michael L. Finch	Director	November 13, 2012
Michael L. Finch

/s/ W.J. Gordon, III	Director	November 13, 2012
W.J. Gordon, III

/s/ Charles F. Mitchell, II, M.D.	Director	November 13, 2012
Charles F. Mitchell, II, M.D.

/s/ E. Wayne Nordberg	Director	November 13, 2012
E. Wayne Nordberg

/s/ William W. Rucks, IV	Director	November 13, 2012
William W. Rucks, IV

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INDEX TO EXHIBITS

Exhibit No.	Description
4.1
PetroQuest Energy, Inc. 2012 Employee Stock Purchase Plan (incorporated herein by reference to Appendix A to the Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 28, 2012).

*5.1	Opinion of Porter Hedges LLP with respect to the legality of the securities.
*23.1	Consent of Ernst & Young LLP, New Orleans, Louisiana
*23.2	Consent of Ryder Scott Company, L.P.
*23.3	Consent of Porter Hedges LLP (included in Exhibit 5.1).
*24.1	Power of Attorney (included on signature page of this registration statement).

* Filed herewith.

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